2ND REQUEST
URGENT PROXY INFORMATION
PLEASE CAST YOUR VOTE NOW!
September 15, 1998
Dear Fidelity Advisor Intermediate Municipal Income Fund Shareholder:
Several weeks ago, we mailed you proxy information so that you could vote on important proposals that affect your fund, Fidelity Advisor Intermediate Municipal Income Fund. This information described each proposal and asked for your vote on all of the issues. It has been called to our attention that we have not received your ballot.
I AM WRITING TO REMIND YOU THAT YOUR PARTICIPATION IS EXTREMELY IMPORTANT. The shareholder meeting cannot be held until we receive a majority of the votes. Your vote affects the quorum, and your prompt attention to this request will save the cost of further solicitations. You may cast your vote for, against, or to abstain on the proposals by completing the proxy card and returning it in the envelope provided. Remember, this is an opportunity to voice your opinion on matters concerning your fund. IT IS IMPORTANT THAT YOU TAKE PART IN THE VOTING PROCESS NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.
To cast your ballot, simple record your vote on the enclosed proxy card. Be sure to sign the card before mailing it in the postage paid envelope provided. You also have the option of voting your shares over the telephone by calling toll-free 800-454-8683.
REMEMBER, VOTING IS QUICK AND EASY. EVERYTHING YOU NEED IS ENCLOSED. If you have already voted, thank you for your prompt response. If you have further questions, please call Fidelity Client Services at 800-522-7297.
Thank you. We appreciate your immediate attention.
Sincerely,
Edward C. Johnson 3d
Chairman and Chief Executive Officer
2ND REQUEST
URGENT PROXY INFORMATION...
PLEASE CAST YOUR VOTE NOW!
September 15, 1998
Dear Fidelity Advisor Funds Shareholder:
Several weeks ago, we mailed you proxy information so that you could vote on an important proposal that affects your fund. This information described the proposal and asked for your vote. It has been called to our attention that we have not yet received your ballot.
I AM WRITING TO REMIND YOU THAT YOUR PARTICIPATION IS EXTREMELY IMPORTANT. The shareholder meeting cannot be held until we receive a majority of the votes. Your vote affects the quorum, and your prompt attention to this request will save the cost of further solicitations. You may cast your vote for, against, or to abstain on the proposal by completing the proxy card and returning it in the envelope provided. Remember, this is an opportunity to voice your opinion on matters concerning your fund. IT IS IMPORTANT THAT YOU TAKE PART IN THE VOTING PROCESS NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.
To cast your ballot, simply record your vote on the enclosed proxy card. Be sure to sign the card before mailing it in the postage paid envelope provided. You also have the option of voting your shares over the telephone by calling the toll-free number printed in the top left corner of the voting instruction form.
REMEMBER, VOTING IS QUICK AND EASY. EVERYTHING YOU NEED IS ENCLOSED. If you have already voted, thank you for your prompt response. If you have any further questions, please contact your financial advisor. Thank you. We appreciate your immediate attention.
Sincerely,
Edward C. Johnson 3d
Chairman and Chief Executive Officer